UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2008

Matech Corp. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation	33-23617 (Commission File Number)	95-4622822 (IRS Employer Identification No.)

11661 San Vicente Boulevard, Suite 707 Los Angeles, California (Address of principal executive offices)	90049 (Zip Code)

(310) 208-5589 Registrant's telephone number, including area code

N/A (Former name or former address, if changed since last report)

Section 1 - Registrant’s Business and Operations
Item 1.01  Entry into a Material Definitive Agreement.

On August 19, 2008, Matech Corp. (the “Company”) executed a Settlement Agreement and Release with RBC Dexia Investor Services Bank Luxembourg, Anima S.G.R.P.A. Rubrica Anima America, and Kreuzfeld Ltd..  On August 19, 2008, the Company entered into an Amendment to Settlement Agreement and Release with Kreuzfeld Ltd.  On August 28, 2008, the Company executed a Settlement Agreement and Release with Rubica Anima Fondattivo.  On August 28, 2008, the Company executed a Settlement Agreement and Release with Anima Fondo Trading.  On August 28, 2008, the Company executed a Settlement Agreement and Release with Patrick Fischli.  The various Settlement Agreements, as well as the Amendment, shall be collectively referred to as, the “Settlement Agreements.”  Further, all parties who entered into the Settlement Agreements with the Company shall be collectively referred to as, the “Investors.”

The Company previously sold shares of its common stock and issued warrants to purchase shares of its common stock to the Investors pursuant to purchase agreements which provided the Investors certain registration rights, including the Company’s filing of a Registration Statement registering the resale of the shares of common stock held by Investors.  The Company failed to file such a Registration Statement.  The Settlement Agreements provide that, in exchange for the Investors’ waiver of the Company’s failure to file a Registration Statement, (i) the Investors agree to return to the Company, any and all shares of common stock held by them in exchange for an equal number of newly issued shares of the Company to be issued after completion of the Company’s reverse stock split (the “Shares”), (ii) the Company will cancel all warrants currently held by Investors, and (iii) the Company will issue to each of the Investors new warrants to purchase shares of the Company’s common stock at $0.20 per share (the “Warrants”).  The Company further agreed to file a Registration Statement with the Commission registering the Shares and the shares underlying the Warrants within 45 days of the closing of the Settlement Agreements, which occurred on October 15, 2008.

There is no material relationship between the Company or its affiliates and any of the parties, other than with respect to the Settlement Agreement.

Section 3 - Securities and Trading Markets
Item 3.02  Unregistered Sales of Equity Securities

Pursuant to the Settlement Agreements described in Item 1.01, the Company issued Warrants to purchase an aggregate of 17,805,200 shares of the Company’s common stock at a price of $0.20 per share.  The Company issued the securities to six non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 24, 2008	MATECH CORP., a Delaware corporation

/s/ Robert M. Bernstein
By: Robert M. Bernstein
Its: Chief Executive Officer